EXHIBIT 10.1

VU1 CORPORATION

1 Liberty Plaza, 23rd Floor

New York, New York 10006

June 18, 2013

To All Holders of Our Original Issue Discount Convertible Debentures due June 22, 2013:

As you are aware, the Debentures issued by Vu1 Corporation (the “Company”) in 2011 are scheduled to mature on June 22, 2013.  We are writing to you (in your capacity as a Debenture holder) with respect to proposed amendments to the Debentures, which has the support and agreement of holders who collectively hold a substantial majority (in dollar amount) of the Debentures.

The amendments would consist of your choice of the following:

1.           The Maturity Date (under and as defined in the Debentures) of each of the Debentures will be extended to June 23, 2014.In consideration of such extension, (a) the Company will pay to each holder, in two equal installments on December 23, 2013 and June 23, 2014, one year’s interest at the rate of 10% per annum on the outstanding face amount of such holder’s Debenture, and (b) the Conversion Price (under and as defined in the Debentures) will be reduced from the current $11.00 per share to $2.50 per share (subject to further adjustment in accordance with the Debentures).

OR

2.           You may convert the Debenture balance as of the Maturity Date into freely-tradable shares of common stock of the Company at $1.22 per share, representing the volume weighted average price of the common stock on the OTCQB  for the five trading days ending June 17, 2013.

It is the Company’s intention to seek new equity financing promptly after the date hereof, and the Company believes that such financing cannot successfully be obtained if the Debentures are in default.  The Company continues to believe that, with its current cash position, it will be able to commence shipping its R30 ESL lamps to channel partners during July 2013 and, with new equity financing, ramp production through the end of the year.  For more information, please see our blog at www.vu1.com.

The effectiveness of the amendments is subject to our receiving the signed agreement of all or substantially all of the Debenture holders on or before Friday, June 21, 2013.  We ask that you promptly confirm your agreement to the amendments by signing and returning the enclosed copy of this letter, and we will notify you if and when the requisite signed agreements have been received.

William B. Smith
Chairman and CEO

The undersigned Debenture holder hereby agrees to the foregoing amendment as stated in (circle one)   Option 1  or  Option 2  to its Debenture.

Holder Name:
Authorized Signature:
Printed Name and Title:
Date: June __, 2013